Exhibit 99.2

FAX NEWS RELEASE

For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: carl.laurino@manitowoc.com	Email: steve.khail@manitowoc.com

News for Immediate Release

THE MANITOWOC COMPANY
ANNOUNCES A TWO-FOR-ONE STOCK SPLIT AND

AN INCREASE IN ITS QUARTERLY COMMON STOCK DIVIDEND

MANITOWOC, Wis. — July 26, 2007 — The Manitowoc Company, Inc. (NYSE: MTW) today announced that its board of directors has authorized a two-for-one stock split of the company’s outstanding common stock. Record holders of Manitowoc’s common stock at the close of business on August 31, 2007, will receive one additional share of common stock for every share of Manitowoc common stock they own as of that date. The company anticipates that the additional shares resulting from the split will be issued in book-entry form on the distribution date of September 10, 2007. The company’s common stock will begin trading at its post-split price at the beginning of trading on September 11, 2007.  The two-for-one split will increase the number of Manitowoc’s authorized shares of common stock from 150 million to 300 million and the number of outstanding shares of common stock from approximately 62.7 million to 125.4 million.

In addition, Manitowoc’s board of directors has approved a quarterly dividend of 4 cents per share pre-split (2 cents per share post-split), payable on September 10, 2007, to shareholders of record on August 31, 2007.

Glen E. Tellock, Manitowoc’s president and chief executive officer, said: “We are pleased to announce this 14.3% increase in our quarterly dividend, as well as splitting our stock for the fifth time in the past 11 years. These actions are the result of our solid operating performance, continued stock price growth, and strong outlook across many of our product lines and end markets. The additional shares should also improve the trading volume and liquidity of our stock going forward.”

Manitowoc previously split its stock on a two-for-one basis on April 10, 2006, and on a three-for-two basis on March 31, 1999, June 30, 1997, and July 2, 1996.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Company contact:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720